Exhibit 8.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
June 5, 2023	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Extra Space Storage Inc.

Extra Space Storage LP

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, Utah 84121

Re: Extra Space Storage LP and Extra Space Storage Inc.

To the addressees set forth above:

We have acted as tax counsel to Extra Space Storage Inc., a Maryland corporation (the “Company”), Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”), ESS Holdings Business Trust I, a Massachusetts business trust (“EHBT I”), and ESS Holdings Business Trust II, a Massachusetts business trust (together with EHBT I and the Company, the “Guarantors”), in connection with the Operating Partnership’s offers to exchange (the “Exchange Offers”) certain of its debt securities for certain debt securities of Life Storage LP, a Delaware limited partnership (“LSI”) and a subsidiary of Life Storage, Inc., a Maryland corporation (“LSI Parent”). The Exchange Offers shall consist of an offer to exchange (i) the Operating Partnership’s 3.500% Senior Notes due 2026 (the “New 2026 Notes”) for any and all of LSI’s outstanding 3.500% Senior Notes due 2026 (the “2026 Notes”), (ii) the Operating Partnership’s 3.875% Senior Notes due 2027 (the “New 2027 Notes”) for any and all of LSI’s outstanding 3.875% Senior Notes due 2027 (the “2027 Notes”), (iii) the Operating Partnership’s 4.000% Senior Notes due 2029 (the “New 2029 Notes”) for any and all of LSI’s outstanding 4.000% Senior Notes due 2029 (the “2029 Notes”), (iv) the Operating Partnership’s 2.200% Senior Notes due 2030 (the “New 2030 Notes”) for any and all of LSI’s outstanding 2.200% Senior Notes due 2030 (the “2030 Notes”) and (v) the Operating Partnership’s 2.400% Senior Notes due 2031 (the “New 2031 Notes” and, together with the New 2026 Notes, the New 2027 Notes, the New 2029 Notes and the New 2030 Notes, the “New Notes”) for any and all of LSI’s outstanding 2.400% Senior Notes due 2031 (the “2031 Notes” and, together with the 2026 Notes, the 2027 Notes, the 2029 Notes and the 2030 Notes, the “Existing Target Notes”).

The Existing Target Notes were issued pursuant to the Indenture, dated as of June 20, 2016, by and among LSI, LSI Parent, as a guarantor, and Wells Fargo Bank, National Association, as trustee, as supplemented by (i) the First Supplemental Indenture, dated as of June 20, 2016, in the case of the 2026 Notes, (ii) the Second Supplemental Indenture, dated as of December 7, 2017, in

June 5, 2023

the case of the 2027 Notes, (iii) the Third Supplemental Indenture, dated as of June 3, 2019, in the case of the 2029 Notes, (iv) the Fourth Supplemental Indenture, dated as of September 23, 2020, in the case of the 2030 Notes and (v) the Fifth Supplemental Indenture, dated as of October 7, 2021, in the case of the 2031 Notes. The New Notes and the guarantees thereof by the Guarantors are being issued pursuant to the Indenture, dated as of May 11, 2021 among the Operating Partnership, the Guarantors and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee, as amended by (i) the Sixth Supplemental Indenture with respect to the New 2026 Notes, to be dated as of the closing date of the Exchange Offers (the “Settlement Date”), (ii) the Seventh Supplemental Indenture with respect to the New 2027 Notes, to be dated as of the Settlement Date, (iii) the Eighth Supplemental Indenture with respect to the New 2029 Notes, to be dated as of the Settlement Date, (iv) the Ninth Supplemental Indenture with respect to the New 2030 Notes, to be dated as of the Settlement Date and (v) the Tenth Supplemental Indenture with respect to the New 2031 Notes, to be dated as of the Settlement Date, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2023 (the “Registration Statement”), a preliminary prospectus dated June 5, 2023 (together with the Registration Statement, the “Offering Documents”), and a dealer manager agreement dated June 5, 2023 among the Operating Partnership, the Guarantors and TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as dealer managers.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company and the transactions referenced in the first paragraph of this letter. This opinion is based on various facts and assumptions, including the facts set forth in the Offering Documents concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as tax counsel to the Operating Partnership and the Guarantors, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

June 5, 2023

We are opining herein only as to the federal income tax laws of the United States with respect to the Company and the beneficial owners of the Existing Target Notes and New Notes, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, and subject to the qualifications, assumptions, representations and limitations set forth herein, it is our opinion that:

1. Commencing with its taxable year ended December 31, 2004, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2. The statements set forth in the Offering Documents under the caption “Certain U.S. Federal Income Tax Consequences,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Offering Documents or the Officer’s Certificate may affect the conclusions stated herein. As described in the Offering Documents, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the related prospectus under the heading “Validity of Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP